
                                                                     Exhibit 10

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                            FIRST MEDICAL GROUP, INC.

                                    as Seller

                                       AND

                             AMCMC Acquisition Corp.

                                    as Buyer

                                      as of

                                January 31, 2000














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                                TABLE OF CONTENTS


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


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

1.       Definitions.............................................................................................1
2.       Basic Transaction.......................................................................................3
         (a)      Purchase and Sale of Assets....................................................................3
         (b)      Assumption of Liabilities......................................................................4
         (c)      Purchase Price.................................................................................4
         (d)      Purchase Price Adjustment......................................................................4
         (e)      Surrender of Stock.............................................................................4
         (f)      The Closing....................................................................................4
         (g)      Deliveries at the Closing......................................................................4
3.       Representations and Warranties of Seller................................................................5
         (a)      Organization of Seller.........................................................................5
         (b)      Authorization of Transaction...................................................................5
         (c)      Noncontravention...............................................................................5
         (e)      Title to Tangible Assets.......................................................................6
         (f)      Financial Statements...........................................................................6
         (g)      Material Adverse Changes.......................................................................6
         (h)      Legal Compliance...............................................................................6
         (i)      Intellectual Property..........................................................................7
         (j)      Contracts......................................................................................7
         (k)      Litigation.....................................................................................7
         (m)      Environmental, Health, and Safety Matters......................................................7
         (n)      Tax Matters....................................................................................8
         (o)      No Barter Receivables or Obligations...........................................................8
         (p)      Sufficiency of Acquired Assets.................................................................8
         (q)      Disclaimer of other Representations and Warranties.............................................8
4.       Representations and Warranties of Buyer.................................................................8
         (a)      Organization of Buyer..........................................................................8
         (b)      Authorization of Transaction...................................................................9
         (c)      Noncontravention...............................................................................9
         (d)      Brokers' Fees..................................................................................9
5.       Pre-Closing Covenants...................................................................................9
         (a)      General........................................................................................9
         (b)      Notices and Consents...........................................................................9
         (d)      Conduct of the Business........................................................................9
         (e)      Notice of Developments........................................................................10
         (f)      Full Access...................................................................................10
6.       Conditions to Obligation to Close......................................................................11
         (a)      Conditions to Obligation of Buyer.............................................................11
         (b)      Conditions to Obligation of Seller............................................................12
         7.       Termination...................................................................................13
         (a)      Termination of Agreement......................................................................13
         (b)      Effect of Termination.........................................................................13
8.       Post-Closing Covenants.................................................................................14


                                       i



         (a)      General.......................................................................................14
         (b)      Litigation Support............................................................................14
         (c)      Transition....................................................................................14
         (d)      Covenant Not to Compete.......................................................................14
9.       Remedies for Breaches of this Agreement................................................................14
         (a)      Survival of Representations and Warranties....................................................14
         (b)      Indemnification Provisions for Benefit of Buyers..............................................15
         (c)      Indemnification Provisions for Benefit of NSDA................................................15
         (d)      Matters Involving Third Parties...............................................................15
         (e)      Determination of Adverse Consequences.........................................................16
         (f)      Exclusive Remedy..............................................................................16
10.      Miscellaneous..........................................................................................16
         (a)      Press Releases and Public Announcements.......................................................16
         (c)      No Third-Party Beneficiaries..................................................................17
         (d)      Entire Agreement..............................................................................17
         (e)      Succession and Assignment.....................................................................17
         (f)      Counterparts..................................................................................17
         (g)      Headings......................................................................................17
         (h)      Notices.......................................................................................17
         (i)      Governing Law.................................................................................18
         (j)      Amendments and Waivers........................................................................18
         (k)      Severability..................................................................................18
         (l)      Expenses......................................................................................18
         (m)      Construction..................................................................................18
         (n)      Incorporation of Exhibits, Annexes and Schedules..............................................18
         (o)      Bulk Transfer Laws............................................................................18



Disclosure Schedule

Annex 2.1(a)          List of Assets of First Medical Group, Inc. to be
                      Acquired by Buyer
Annex 2.3(a)          List of Liabilities of First Medical Group, Inc. to
                      be Assumed by Buyer

Exhibit A-1           Form of Assignment and Assumption -
                      Acquired Assets and Assumed Liabilities

Exhibit A-2           Form of Assignment and Assumption -
                      Lehigh Notes

Exhibit A-3           Form of Assignment and Assumption -
                      American Multiprofile Clinic Note

Exhibit B             Historical Financial Statements

Exhibit C             Form of Mutual Release

                            ASSET PURCHASE AGREEMENT

         Agreement entered into as of January 31, 2000, by and among AMCMC Acquisition Corp., a British Virgin Islands corporation having an address at 1055 Washington Boulevard, Stamford, Connecticut 06901 ("BUYER"), and First Medical Group, Inc., a Delaware corporation having an address at 1055 Washington Boulevard, Stamford, Connecticut 06901 ("SELLER"). Buyer and Seller are referred to collectively herein as the "PARTIES."

         Pursuant to this Agreement, Buyer will purchase the Acquired Assets (as defined herein) (and assume the Assumed Liabilities (as defined herein)) of Seller in return for cash, and Seller will sell, transfer and convey to Buyer the Acquired Assets (as defined herein), all upon the terms, provisions and conditions set forth below.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.  DEFINITIONS.

         "ACQUIRED ASSETS" means the assets listed on Annex 2.1(a).

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "ASSET PURCHASE AGREEMENT" has the meaning set forth in the preface above.

         "ASSUMED LIABILITIES" means the liabilities and obligations listed on Annex 2.3(a).

         "BUSINESS" means the ongoing business of owning and operating outpatient and ancillary healthcare facilities in Eastern Europe.

         "BUYER" has the meaning set forth in the preface above.

         "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CLOSING DATE" has the meaning set forth in Section 2(f) below.

         "CLOSING" has the meaning set forth in Section 2(f) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

           "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Seller that is not generally available to the public, including but not limited to all data, reports, interpretations, forecasts, audit reports and other records to the extent they contain information concerning Seller. The term "Confidential Information" also shall include all notes, analyses, compilations, studies, interpretations or other documents prepared by Buyer or their officers, directors, employees and/or agents (collectively, "Representatives"), which contain, reflect or are based upon in whole or in part, the information furnished to Buyer or its Representatives by Seller.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

         "FMG" means First Medical Group, Inc.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d) below.

         "INTELLECTUAL PROPERTY" means all trade names, common law and other trademarks, service marks, trade dress, certification marks, collective marks and applications and licenses therefor, trademark registrations and applications, service mark registrations and applications, copyrights and copyright registrations and applications owned by Seller or Seller Subsidiaries and used in the Business, and all rights, common law and other, registrations and applications for the marks and trade names, owned by Seller or Seller Subsidiaries and used in the Business.

         "KNOWLEDGE" means actual knowledge without independent investigation.

         "LEHIGH NOTES" means all of Seller's right, title and interest in and to Seller's subordinated debentures acquired by reason of Seller's restructuring in 1991, and payable on May 15, 1998 (in the principal amount of $100,000, together with all accrued interest) and October 15, 1995 (in the principal amount of $290,000, together with all accrued interest), respectively.

         "LOAN" means the loan in the principal amount of approximately $300,000 (together with interest thereon) made by Dennis A. Sokol to Seller through the Closing Date. -

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(f) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the relevant Person consistent with its past custom and practice (including with respect to quantity and frequency).

         "OTHER AGREEMENTS" means Form of Assignment and Assumption attached hereto as Exhibit A and Form of Trademark Assignment attached hereto as Exhibit B.

         "PARTIES" AND "PARTY" have the meaning set forth in the preface above.

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in Section 2(d) below.

         "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER SUBSIDIARIES" means all of the entities set forth on Annex 2.1(a) hereto.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 4(d) below.

         2.  BASIC TRANSACTION.

         (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, or cause its subsidiaries to sell, transfer, convey and deliver to Buyer, as the case may be, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

         (b) ASSUMPTION OF LIABILITIES.

                  (1) On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any such liabilities prior to Closing or any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

                  (2) Contemporaneously, as a separate transaction, Seller has agreed to assign and transfer at the Closing all of its right, title and interest in and to the Lehigh Notes pursuant to an Assignment and Assumption in the form of Exhibit A-2 hereto, and all liability attaching to said Lehigh Notes shall be assumed by the assignee thereof.

                  (3) Contemporaneously, as a separate transaction, Seller will assign to AMCMC at the Closing all of Seller's right, title and interest in and to that certain promissory note, dated January 25, 1999, issued by American Multiprofile Clinic, Inc. to Seller in the principal amount of $1.5 million, pursuant to an Assignment and Assumption in the form of Exhibit A-3 hereto.

         (c) PURCHASE PRICE. Buyers agree to pay to Seller at the Closing an aggregate of $1 million (the "PURCHASE PRICE"), subject to the Purchase Price Adjustment, by delivery of cash by wire transfer or delivery of other immediately available funds.

         (d) PURCHASE PRICE ADJUSTMENT. The Purchase Price will be reduced by the principal and accrued interest outstanding at the time of Closing on the Loan(s) (the "Purchase Price Adjustment").

         (e) SURRENDER OF STOCK. At the Closing, (i) SAJH Partners, Dennis A. Sokol, Cenvet, Inc. (General de Sante) and Elena Korchagina will surrender for cancellation an aggregate of 5,754,760 shares of the common stock of FMG, being all shares of stock of FMG owned by them collectively in Seller, and (ii) Dennis
A. Sokol will surrender for cancellation all of the issued and outstanding options and warrants for the purchase of shares of common stock of FMG owned by him.

         (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Patton Boggs LLP in Washington D.C., commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

         (g) DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in
Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including real property, trademark and intellectual property transfer documents) and assumptions in the forms attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and their counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assignment and assumption in the form attached hereto as Exhibit A and (B) such other instruments of assumption as Seller and their counsel may reasonably request; and (v) Buyer will deliver to Seller the consideration specified in Section 2(c) above, subject to the provisions of Section 2(d) above, and the certificates or other documentation representing the shares of common stock and options and warrants for the purchase of such common stock specified in Section 2(e) above.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyers that the statements contained in this Section 3 with respect to it are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller Subsidiaries are all entities duly organized, validly existing, and in good standing under the law of their respective jurisdictions of organization. Seller and Seller Subsidiaries have the corporate or other power to own and to sell the Acquired Assets owned by them and to conduct the Business. Seller and Seller Subsidiaries are all qualified to do business and are in good standing in each jurisdiction where such qualification is required to conduct the Business associated with the Acquired Assets, except where the failure to so qualify would not have a material adverse effect on the Business or the Acquired Assets.

         (b) AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and shareholders of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement and the Other Agreements constitute the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Seller Subsidiaries are subject or any provision of the Articles of Incorporation or bylaws or other constituent documents of Seller or Seller Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Seller Subsidiaries are a party or by which they are bound or to which their assets are subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither Seller nor Seller Subsidiaries are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) BROKERS' FEES. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

         (e) TITLE TO TANGIBLE ASSETS. Seller has good, valid and marketable title to the tangible Acquired Assets which are owned by it, free and clear of all liens, claims, encumbrances, Security Interests, options, charges and restrictions of any kind. Upon delivery to Buyer at the Closing, good, valid and marketable title to the tangible Acquired Assets which are owned by Seller will pass to Buyer, free and clear of all liens, claims, encumbrances, Security Interests, options, charges and restrictions of any kind.

         (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited consolidated balance sheets for Seller, each as of December 31, 1997 and December 31, 1998; (ii) audited consolidated statements of income, and cash flow, each for the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998, for Seller; and (iii) unaudited consolidated balance sheets and statements of income, and cash flow for Seller (the "MOST RECENT FINANCIAL STATEMENTS" as of and for the nine months ended September 30, 1999 (the "MOST RECENT FISCAL MONTH END"). The Financial Statements for Seller (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods; PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

         (g) MATERIAL ADVERSE CHANGES. Since September 30, 1999, there has not been any material adverse change in the Business, the Acquired Assets, financial condition, results of operations or prospects of Seller or Seller Subsidiaries. Without limiting the generality of the foregoing, since that date neither Seller nor Seller Subsidiaries have not engaged in any practice, taken any action, or entered into any transaction relating to the Business that is outside of its Ordinary Course of Business.

         (h) LEGAL COMPLIANCE. Seller and Seller Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Seller and Seller Subsidiaries, taken as a whole.

         (i) INTELLECTUAL PROPERTY. Section 3(i) of the Disclosure Schedule accurately and completely identifies all registrations and pending applications for the Intellectual Property that are owned by Seller and Seller Subsidiaries and identifies each license, agreement, or other permission which Seller and Seller Subsidiaries have granted to any third party with respect to the Intellectual Property. Seller is not aware of any violation or infringement of intellectual property rights relating to the Intellectual Property.

         (j) CONTRACTS. Section 3(j) of the Disclosure Schedule is a complete and accurate list of all material written contracts and other written agreements relating to the Business to which Seller or a Seller Subsidiary is a party. Except as set forth on Section 3(j) of the Disclosure Schedule, to the knowledge of Seller, (i) each of the contracts or other agreements is valid, binding, legal and enforceable in accordance with its terms; (ii) the parties thereto are in compliance with the provisions thereof; (iii) no party is in default in the performance, observance or fulfillment of any material, obligation, covenant or condition contained therein; and (iv) no event not contemplated by this Agreement has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Seller has delivered to Buyer a correct and complete copy of each contract or other agreement listed in
Section 3(j) of the Disclosure Schedule (as amended to date).

         (k) LITIGATION. Section 3(l) of the Disclosure Schedule sets forth each instance in which Seller or any of Seller Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. Except as indicated on Section 3(l) of the Disclosure Schedule, no litigation is pending or, to Seller's knowledge, threatened against Seller that questions the validity of this Agreement, or any action taken, or to be taken, by Seller in connection with this Agreement or that relates to the Acquired Assets, except where such litigation would not have a material adverse effect on the Business or the Acquired Assets. There is no material judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or by arbitration) against Seller or Seller Subsidiaries or by which Seller or Seller Subsidiaries are bound which relates to any of the Acquired Assets. Seller and Seller Subsidiaries are not in violation of any applicable federal, state or local law, rule, regulation or ordinance, or any judgment, writ, decree, injunction, order or any other requirement of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental body or agency relating to the conduct of the Business or the ownership or use of the Acquired Assets, which violation would have a material adverse effect on the Business or the Acquired Assets, and no notice has been received by Seller or Seller Subsidiaries alleging any such violation.

         (l) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Other than as set forth on Section 3(l) of the Disclosure Schedule:

                  (i) Seller and Seller Subsidiaries are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole.

                  (ii) Neither Seller nor any Seller Subsidiary has received any written notice, report or other information regarding any actual or alleged material violation of

         Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole.

                  (iii) This Section 3(l) contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

         (m) TAX MATTERS. All tax returns and reports of Seller required to be filed on or before the date hereof have been duly and timely filed on or before such date or appropriate extensions to file such returns and reports have been granted, and all taxes, assessments, fees and other governmental charges upon Seller and upon the Acquired Assets which are due and payable, other than those presently payable without penalty or interest, have been paid, except in either case where the failure to do so would not have a material adverse effect on the Business or the Acquired Assets. As of the date hereof, there are no tax liens on any of the Acquired Assets, and, to the best of Seller's knowledge, there is no basis for the assertion of any such tax liens, other than for taxes currently due and payable.

         (n) NO BARTER RECEIVABLES OR OBLIGATIONS. Except for such arrangements as are set forth in Section 3(j) or Section 3(n) of the Disclosure Schedule, Seller is not liable for any outstanding barter obligations with respect to the Business.

         (o) SUFFICIENCY OF ACQUIRED ASSETS. With the exception of personnel, the Acquired Assets comprise all of the assets, properties and rights necessary for the continued operation of the Business, consistent with past practices.

         (p) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Section 3, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 4 with respect to it are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.

         (b) AUTHORIZATION OF TRANSACTION. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and shareholders of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer. This Agreement and the Other Agreements constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. With the exception of any forms, notices or other materials that Buyer has filed with the Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above). The waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement has expired.

         (d) BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) NOTICES AND CONSENTS. Subject to Section 5(c) below, each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) CONDUCT OF THE BUSINESS. Seller covenants and agrees that:

                  (i) The Business will be conducted by Seller in the ordinary course and in the same manner as heretofore conducted;

                  (ii) Seller will maintain insurance on the Acquired Assets and the Business as heretofore in effect;

                  (iii) Without Buyer's prior written approval, no material contract or commitment related to the Business or the Acquired Assets will be entered into by or on behalf of Seller or Seller Subsidiaries outside of the Ordinary Course of Business;

                  (iv) Seller will use commercially reasonable efforts to preserve intact the Acquired Assets and the existing relationships and goodwill of the Business with its advertisers, vendors, suppliers, customers, and other third parties involved in the Business;

                  (v) Seller will not create or permit to become effective any material encumbrance on any of the Acquired Assets; and

                  (vi) Seller will promptly advise Buyer of the commencement or threat against either of Seller or any Seller Subsidiary of any material litigation relating to or affecting the Acquired Assets or the transactions contemplated by this Agreement.

         (d)      NOTICE OF DEVELOPMENTS.

                  (i) Seller shall notify Buyer of any development causing a breach of any of their representations and warranties in Section 3 above. If Buyer has the right to terminate this Agreement pursuant to
         Section 7(a)(ii) below by reason of the development and does not exercise that right within the period of 10 business days referred to in Section 7(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

                  (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

         (f) FULL ACCESS. Subject to applicable law, Seller will give Buyer and their counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records of Seller related to the Business and will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in their investigation of Seller; provided, however, that any investigation pursuant to this Section 5(f) shall be conducted on commercially reasonable prior notice and in such manner as not to interfere unreasonably with the business of Seller.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Seller and Seller Subsidiaries shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in
         Section 6(a)(i)-(iii) is satisfied in all material respects;

                  (v) Seller and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                  (vi) Buyer shall have received from Seller the Assignment and Assumption in the form of Exhibit A-1 hereto duly executed by Seller;

                  (vii) Buyer shall have received evidence of the execution and delivery of the Assignment and Assumption in the form of Exhibit A-3 hereto;

                  (viii) Buyer shall have received from Seller the Mutual Release in the form of Exhibit C hereto;

                  (ix) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

                  (x) no statute, rule, regulation, order or injunction of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby;

                  (xi) there shall not be any material action, suit or proceeding pending or threatened that seeks to prohibit the consummation of the transactions contemplated thereby; and

                  (xii) from and after the date hereof to the Closing, there shall not have occurred any material adverse change with respect to the business, the assets, condition (financial or otherwise) or results of operations of the Business. At the Closing, Seller shall deliver to Buyer a certificate, dated as of the Closing Date, certifying as to the foregoing matter.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                  (v) Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                  (vi) Seller shall have received (A) from Buyer the Assignment and Assumption in the form of Exhibit A-1 hereto duly executed by Buyer and (B) a fully executed Assignment and Assumption in the form of Exhibit A-2 hereto;

                  (vii) Seller shall have received from Dennis A. Sokol a resignation as director and officer of Seller and the Mutual Release in the form of Exhibit C hereto;

                  (viii) Buyer shall have received all material third-party consents and approvals necessary for the purchase and transfer of the Acquired Assets from Seller to Buyer;

                  (ix) no statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby;

                  (x) there shall not be any material action, suit or proceeding pending or threatened that seeks to prohibit the consummation of the transactions contemplated thereby; and

                  (xi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. TERMINATION.

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous 10 business days given Buyer any notice pursuant to Section 5(e)(i) above and either (B) the development that is the subject of the notice has had a material adverse effect upon the financial condition of Seller and Seller Subsidiaries, taken as a whole or (C) the notice from Seller relates to a breach or breaches not caused or brought about by Seller and the notice gives Buyer an option to terminate even if the development does not have a material adverse effect upon the financial condition of Seller and Seller Subsidiaries, taken as a whole.

                  (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before [June 30, 2000], by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before [June 30, 2000], by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that if this Agreement is terminated for any reason whatsoever, Buyer will treat and hold as such any Confidential Information they have received from Seller, will not use any of the Confidential Information except in connection with this Agreement and will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

         8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of the Asset Purchase Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         (c) TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer and their subsidiaries after the Closing as it maintained with Seller prior to the Closing.

         (d) COVENANT NOT TO COMPETE. For a period of [one (1) year] following the date of execution of this Agreement, Seller will not engage directly or indirectly in any activity that Buyer conducts as of the Closing Date in any geographic area in which Buyer conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties of Seller contained in
Section 3 shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                  (i) In the event that Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Buyer makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused by the breach.

                  (ii) Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer shall suffer caused by any liability of Seller which is not an Assumed Liability (including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER.

                  (i) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Seller makes a written claim for indemnification against Buyer within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Seller shall suffer after the end of any applicable survival period) caused by the breach.

                  (ii) Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller shall suffer caused by any liability of Seller arising after the Closing Date which is an Assumed Liability or which relates in any way to the Acquired Assets.

         (d) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                  (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 3(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

         (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax consequences in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

         (f) EXCLUSIVE REMEDY. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 9 shall be the exclusive remedy of Buyer and Seller with respect to Seller and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that they shall not have any remedy after eighteen (18) months following the Closing for any breach of the representations and warranties in Section 3(f)-(o) of this Agreement.

         10. INDEMNIFICATION. Buyer agrees that it will, after the date hereof, and to the fullest extent permitted by applicable law and the corporate documents of Seller, provide to the directors and officers of Seller indemnification equivalent to that provided by or available under the Certificate of Incorporation and Bylaws of Seller or permissible to the fullest extent permitted under Delaware Corporate law with respect to acts or omissions occurring prior to the Closing, including without limitation the authorization of this Agreement and the transaction contemplated hereby, for a period of six years from the Closing Date, or in the case of claims made prior to the end of such six year period, until such claims are finally resolved. To the extent permitted by applicable law, Buyer shall advance expenses as incurred for legal counsel and otherwise in connection with the foregoing indemnification.

         11. MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). At such time as Seller and Buyer have executed this Agreement, the Parties will make a joint public announcement concerning the transactions contemplated herein in a form and content to be agreed upon by Seller and Buyer. Thereafter, no Party will make any announcement concerning such transactions without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed nor required in the case of any legally compelled disclosure.

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Seller:              First Medical Group, Inc.
          ------------              1055 Washington Boulevard
                                    Stamford, CT  06901
                                    Attention:  Lou Nemnom, Vice President

         Copy to:                   Patton Boggs LLP
        ----------                  2550 M Street, N.W.
                                    Washington, DC  20037
                                    Attention:  John H. Vogel, Esq.

         If to Buyer:               AMCMC Acquisition Corp.
         -----------                1055 Washington Boulevard
                                    Stamford, CT  06901
                                    Attention:  Dennis A. Sokol

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of their respective board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) EXPENSES. Subject to Section 5(c), each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) BULK TRANSFER LAWS. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

AMCMC ACQUISITION CORP.

/s/ George Rountree
-----------------------------------------
By:  George Rountree
Title:  President

FIRST MEDICAL GROUP, INC.

/s/ Elias M. Nemnom
-----------------------------------------
By:  Elias M. Nemnom
Title:  Vice President

                               DISCLOSURE SCHEDULE

SECTION 3(i)-INTELLECTUAL PROPERTY.

On October 29, 1999, the Company filed with the U.S. Patent Trademark office a trademark application for the use of the name American Medical Centers.

SECTION 3(j)-CONTRACTS.

1.   Note Agreement with American Multiprofile Clinic Inc. dated January 25,
     1999.
2. Severance and Release and Consulting Agreement with Vladimir Checklin and First Medical Group, Inc. and American Medical Centers Management Company, Ltd. dated January 1, 1999.
3. Employment Agreement between George D. Rountree and American Medical Centers Management Company, Ltd. and First Medical Group, Inc. dated April 15, 1999.

SECTION 3(k)-LITIGATION.

1. On September 16, 1998, The Lehigh Group, Inc., now known as First Medical Group, Inc. was sued along with other defendants in the United States District Court of Northern Ohio Western Division pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The plaintiffs have alleged that the Company is the successor-in-interest to the Hilfinger Corporation (a defunct subsidiary of the Company) and claim that the Hilfinger Corporation arranged for the disposal or treatment of waste chemicals at one or more sites. The Company disputes that it is such successor-in-interest. The plaintiffs are seeking damages, jointly and severally, against the defendants in excess of $25 million. The occurrence was alleged to have taken place during the period of 1950 through 1972. The Company has put several insurance carriers on notice of this matter, however no determination has been made regarding whether there is insurance coverage. The Company has retained counsel in Ohio to defend this claim.

         On or about January 7, 1999, the United States Environmental Protection Agency ("USEPA") forwarded a demand to the Company and the other defendants for payment of USEPA'S response costs at the various landfills in an aggregate amount of approximately $792,000. A tolling agreement was entered between USEPA and the Company, and other parties to toll the statute of limitations until August 1, 1999 to allow the parties to negotiate a settlement. The demand asserts that the liability of the Company is joint and several. To date, to the knowledge of the Company's counsel handling this matter, no court action has been instituted by USEPA against the Company with respect to this matter. The Company is currently discussing a proposed settlement with the plaintiffs. Accordingly, if this matter is adversely determined, it could have a material adverse effect on the Company's financial condition.

2. In 1998 a claim was asserted against the Company by former consultants to the Company alleging the Company's obligation to pay approximately $50,000 and provide further consulting contracts to the claimants. The Company and the claimants have reached an agreement in principal pursuant to which this claim will be withdrawn in exchange for the issuance to the claimants of 300,000 shares of the Company's common stock.

3. In 1998, a number of former employees of the Company and its affiliates presented claims against the Company in State Court, Miami, Florida, claiming in excess of $300,000 for vacation and sick pay, together with benefits and attorneys' fees. The Company has settled with the majority of the plaintiffs for approximately $30,000.

4. In December 1999, the Company was sued for a malpractice claim by a patient of American Medical Clinic Moscow Inc. The Company views that this claim is without merit and through its insurance company has retained counsel to defend this claim.

5. In January 2000, a claim was made against American Medical Centers Management Co. Ltd. by a former employee who seeks approximately $60,000 fees for breach of an employment contract.

6. In January 2000, a claim was made against First Medical Group, Inc. and American Medical Centers Management Co., Ltd. by a former employee who seeks $169,000 for breach of a severence and release and consulting agreement.

SECTION 3(l)-ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

None. (Refer to Section 3(k) 1. above).

SECTION 3(n)-BARTER RECEIVABLES OR OBLIGATIONS.

None.

                                  Annex 2.1(a)

                             LIST OF ACQUIRED ASSETS

1. All of the issued and outstanding shares of common stock of American Medical Centers Management Company, Ltd., a British Virgin Islands company ("AMCMC"), which shares are, owned by First Medical Group International, Ltd. a wholly-owned subsidiary of Seller. AMCMC in turn owns all of the issued and outstanding shares of the following entities:

         (a)      American Medical Clinics Moscow, Inc. (Cayman).

                  - American Medical Clinics, Inc., a Russian joint venture
                    corporation, all of whose outstanding shares are owned by said Cayman corporation.

         (b)      American Medical Clinics - St. Petersburg Ltd. (BVI).

                  - American Medical Clinics - St. Petersburg Ltd., a Russian
                    joint venture corporation, all of whose outstanding shares are owned by said BVI corporation.

                  - American Medical Clinics - Kiev, a Ukranian joint venture corporation, all of whose outstanding shares are owned by said BVI corporation.

         (c)      American Medical Centers - Warsaw z.o.o. (Poland).

         (d)      American Medical Centers - Prague s.r.o. (Czechoslovakia).

         (e)      American Hospital of Moscow Management Company, Ltd. (BVI).

         (f)      American Multi-Profile Clinic, Inc. (Russia).

2. All of Seller's right, title and interest in and to any intellectual property relating to AMCMC and the Seller Subsidiaries, including, without limitation, Seller's pending applications for trademark of "American Medical Center", "AMC" and related logo design.

3. Insurance coverage carried as of the Closing Date by Seller with respect to all of the Acquired Assets and the Assumed Liabilities, as in effect on the Closing Date.

4. All of Seller's right, title and interest in and to the furniture and fixtures listed on Schedule 1 hereto.

                                  Annex 2.3(a)

                               ASSUMED LIABILITIES

1. All liabilities of AMCMC reflected on the books of AMCMC as at the Closing.

2. All liabilities of Seller which are identified both in the first and third columns of the attached Schedule 1; provided, however, that the values of said liabilities to be assumed by Buyer will be as of the Closing Date.

3. All liability resulting or arising from the claims and/or litigation described in items 3-6 on the "Disclosure Schedule" to this Agreement.

FMG/AMCMC TRANSACTION
SCHEDULE OF LIABILITIES (EST)
12/31/99
(ASSUMES 1.0 MILLION SHARE WARRANT CONVERSION
IN EXCHANGE FOR ASSUMPTION OF $125,000 OF LIABILITIES)

                                                         Liabilities retained  Liabilities assumed
                                                                by FMG           in transaction          Total
                                                                ------           --------------          -----
                  FMG ACCRUED LIABILITIES
Audit accrual-1999                                           $   103,000          $        --         $   103,000
Lehigh tax                                                        20,541                                   20,541
US Income tax (1998)                                              59,000                                   59,000
Bruno settlement                                                  55,000                                   55,000
Environmental suit-reserve estimate                               75,000                   --              75,000
                                                             -----------          -----------         -----------
                                                                 312,541                   --             312,541

                   LEHIGH NOTES PAYABLE
Lehigh notes                                                                          390,000             390,000
Lehigh notes-accrued interest                                         --              544,384             544,384
                                                             -----------          -----------         -----------
                                                                      --              934,384             934,384

              FMG ACCOUNTS PAYABLE (12/31/99)
Arthur Andersen                                                                        48,000              48,000
American Stock                                                                          2,038               2,038
Broad & Cassel (Shapo firm)                                                            12,555              12,555
Cummings & Lockwood                                                                    16,877              16,877
McGrane & Nosich                                                                        8,888               8,888
NYC Dept of Tax (Lehigh)                                           4,267                                    4,267
Shapo                                                                                  22,186              22,186
Sheldon Ribotsky (1998 tax return)                                                      8,000               8,000
Vorys                                                             32,725                                   32,725
Zurick                                                            33,333                                   33,333
Patton Boggs                                                      35,789               35,000              70,789
AIG                                                                                    14,754              14,754
Equity Group                                                                            7,151               7,151
Fishman Hermann                                                                        12,221              12,221
SNET                                                                                   25,282              25,282
Other accounts payable                                                --               61,615              61,615
                                                             -----------          -----------         -----------
                                                                 106,114              274,567             380,681

         LIABILITIES RELATING TO DISCONTINUED OPS
Continucare                                                                           200,000             200,000
Employee liability                                                                    200,000             200,000
Pasternack                                                                            113,550             113,550
Sain & Carroll (Settlement of FMG stock-non cash)                 30,000                                   30,000
Gibbs                                                                                  10,000              10,000
Durham note receivable                                                --              (90,000)            (90,000)
                                                             -----------          -----------         -----------
                                                                  30,000              433,550             463,550

                SHAREHOLDERS NOTES PAYABLE                                                                     --
Notes Payable-AMC, Inc./Sokol                                                         500,000             500,000
Notes Payable-Equity Group                                                            100,000             100,000
Notes Payable-Zizza                                                                    30,000              30,000
Notes Payable-Gale                                                                     25,000              25,000
Notes Payable-Sokol                                              300,000                   --             300,000
Notes Payable-accrued interest (Sokol/AMC, Inc.)                   2,500               11,500              14,000
                                                             -----------          -----------         -----------
                                                                 302,500              666,500             969,000
                                                             -----------          -----------         -----------

                           TOTAL                             $   751,155          $ 2,309,001         $ 3,060,156

                                                                   Exhibit A-1

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement ("Agreement") is entered into as of _______________, 2000, by and among First Medical Group, Inc., a Delaware corporation ("Assignor") and AMCMC Acquisition Corp., a British Virgin Islands corporation ("Assignee").

                                    RECITALS

A. Assignor and Assignee executed that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of January 31, 2000, wherein Assignor agreed to assign to Assignee, and Assignee agreed to accept an assignment of and assume all of the Assumed Liabilities as defined in the Purchase Agreement.

         NOW, THEREFORE, pursuant to the terms of the Purchase Agreement and for good and valuable consideration, the parties hereto agree as follows:

         1. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to those terms in the Purchase Agreement.

         2. ASSIGNMENT. Assignor hereby grants, bargains, sells, transfers, sets over, and delivers unto Assignee all of the Assumed Liabilities as defined in the Purchase Agreement.

         3. ASSUMPTION. Assignee hereby assumes and shall subsequently pay, discharge, and perform when lawfully due all of the Assumed Liabilities.

         4. THIRD PARTIES. The assumption by Assignee of the Assumed Liabilities is not intended by the parties to expand the rights or remedies of any third party against Assignee as compared to the rights and remedies which such third party would have had against Assignor had Assignee not consummated the transactions contemplated by the Purchase Agreement. Nothing herein contained shall, or shall be construed to, prejudice the right of Assignee to contest any claim or demand with respect to any obligation or liability assumed hereunder, and Assignee shall have all rights which Assignor may have or has had to defend or contest any such claim or demand.

         5. GOVERNING LAWS. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Delaware and applicable federal law.

         6. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.


         7. AMENDMENT, WAIVER, AND TERMINATION. This Agreement cannot be amended, waived, or terminated except by a writing signed by the parties hereto.

         8. HEADINGS. The headings in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof.

         9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                     FIRST MEDICAL GROUP, INC.

                                     By:
                                        ----------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                     AMCMC ACQUISITION CORP.

                                     By:
                                        ----------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                   ASSIGNMENT

         WHEREAS, FIRST MEDICAL GROUP, INC. ("Assignor"), a corporation duly organized and existing under the laws of the State of Delaware, having a principal place of business at 1055 Washington Boulevard, Stamford, Connecticut 06901, has adopted and used the trademark AMC American Medical Centers and Design, has applied for a registration for said trademark in the United States Patent & Trademark Office on October 29, 1999, Application Serial Number 75/834,000 (the "Mark"), and has acquired goodwill associated with and symbolized by the Mark; and

         WHEREAS, AMCMC Acquisition Corp. ("Assignee"), a corporation duly organized and existing under the laws of the British Virgin Islands, having a principal place of business at 1055 Washington Boulevard, Stamford, Connecticut 06901, is desirous of acquiring all right, title and interest in and to the Mark, the Registration thereof and the goodwill therein;

         NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign unto Assignee all its right, title and interest in and to the Mark, together with the goodwill of the business associated with an symbolized by the Mark, and the Application for registration thereof as set forth herein.

Dated:  __________________          FIRST MEDICAL GROUP, INC.
                    , 2000

                                    By:
                                         ----------------------------
                                         Name:  Elias M. Nemnom
                                         Title:  Vice President

                                                                   Exhibit A-2


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement ("Agreement") is entered into as of ________________, 2000, by and between First Medical Group, Inc., a Delaware corporation ("Assignor") and Crasvitsa, Ltd., a British Virgin Islands corporation ("Assignee").

                                    Recitals

         A. Assignor and AMCMC Acquisition Corp. ("AMCMC") executed that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of January 31, 2000, wherein Assignor agreed to assign to AMCMC, and AMCMC agreed to accept an assignment of and assume all of the Assumed Liabilities as defined in the Purchase Agreement.

         B. In connection with the Purchase Agreement, Assignee has agreed to assume and become responsible for the Lehigh Notes as defined in the Purchase Agreement.

         NOW, THEREFORE, pursuant to the terms of the Purchase Agreement and for good and valuable consideration, the parties hereto agree as follows:

         1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to those terms in the Purchase Agreement.

         2. Assignment. Assignor hereby grants, bargains, sells, transfers and sets over to Assignee all of its right, title and interest in and to the Lehigh Notes, as such term is defined in the Purchase Agreement.

         3. Assumption. Assignee hereby assumes and shall subsequently pay, discharge, and perform when lawfully due all of the obligations under the Lehigh Notes.

         4. Third Parties. The assumption by Assignee of the Lehigh Notes is not intended by the parties to expand the rights or remedies of any third party against Assignee as compared to the rights and remedies which such third party would have had against Assignor had Assignee not consummated the transactions contemplated by the Purchase Agreement. Nothing herein contained shall, or shall be construed to, prejudice the right of Assignee to contest any claim or demand with respect to any obligation or liability assumed hereunder, and Assignee shall have all rights which Assignor may have or has had to defend or contest any such claim or demand.

         5. Governing Laws. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Delaware and applicable federal law.

         6. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.

         7. Amendment, Waiver, and Termination. This Agreement cannot be amended, waived, or terminated except by a writing signed by the parties hereto.

         8. Headings. The headings in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof.

         9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                       FIRST MEDICAL GROUP, INC.

                                       By:______________________________________
                                           Name:________________________________
                                           Title:_______________________________

                                       CRASVITSA LTD.

                                       By:______________________________________
                                           Name:________________________________
                                           Title:_______________________________

                                                                   Exhibit A-3


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement ("Agreement") is entered into as of ______________, 2000, by and between First Medical Group, Inc., a Delaware corporation ("Assignor") and American Medical Centers Management Company, Ltd., a British Virgin Islands corporation ("Assignee").

                                    Recitals

         A. Assignor and AMCMC Acquisition Corp. ("AMCMC") executed that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of January 31, 2000, wherein Assignor agreed to assign to AMCMC, and AMCMC agreed to accept an assignment of and assume all of the Assumed Liabilities as defined in the Purchase Agreement.

         B. In connection with the Purchase Agreement, Assignor has agreed to transfer to Assignee that certain promissory note, dated January 25, 1999, issued to Assignor by American Multiprofile Clinic, Inc. in the principal amount of $1.5 million (the "Assigned Note").

         NOW, THEREFORE, pursuant to the terms of the Purchase Agreement and for good and valuable consideration, the parties hereto agree as follows:

         1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to those terms in the Purchase Agreement.

         2. Assignment. Assignor hereby grants, bargains, sells, transfers and sets over to Assignee all of Assignor's interest in the Assigned Note.

         3. Third Parties. The assignment to Assignee of the Assigned Note is not intended by the parties to expand the rights or remedies of any third party against Assignee as compared to the rights and remedies which such third party would have had against Assignor had Assignee not consummated the transactions contemplated by the Purchase Agreement. Nothing herein contained shall, or shall be construed to, prejudice the right of Assignee to contest any claim or demand with respect to any right or interest transferred hereunder, and Assignee shall have all rights which Assignor may have or has had to prosecute any such claim or demand.

         4. Governing Laws. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Delaware and applicable federal law.

         5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.

         6. Amendment, Waiver, and Termination. This Agreement cannot be amended, waived, or terminated except by a writing signed by the parties hereto.

         7. Headings. The headings in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof.

         8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                 FIRST MEDICAL GROUP, INC.

                                 By:____________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                 AMERICAN MEDICAL CENTERS
                                 MANAGEMENT COMPANY, LTD.

                                 By:____________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                                                     Exhibit B

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS

                                                  ASSETS

                                                                                December 31,         December 31,
                                                                                    1998                 1997
                                                                                -------------      ---------------
Current assets:
  Cash and cash equivalents                                                      $   909,064          $1,421,250
  Accounts receivable, net of allowance for doubtful accounts of
     $53,696 and $877 at December 31, 1998 and 1997, respectively                    470,458              98,332
  Inventories                                                                        116,984                   -
  Due from related parties                                                                 -           1,139,760
  Prepaid expenses and other current assets                                          163,996              50,406
                                                                                ------------        ------------

    Total current assets                                                           1,660,502           2,709,748

Property and equipment, net                                                          603,433             170,281
Deferred tax asset                                                                   577,000                   -
Intangible assets, net                                                             2,079,369           2,014,170
Other assets                                                                          71,487             248,385
                                                                                ------------        ------------

                                                                                $  4,991,791        $  5,142,584
                                                                                ------------        ------------
                                                                                ------------        ------------

                              LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                              $    852,237        $    278,497
  Accrued expenses                                                                 1,085,402             383,172
  Deferred revenue                                                                   689,404             731,372
  Notes payable to banks and others                                                1,358,444           3,998,733
  Net liabilities of discontinued operations                                         980,750             804,531
                                                                                ------------        ------------
    Total current liabilities                                                      4,966,237           6,196,305

Commitments and contingencies

Shareholders' equity (deficit):

  Capital stock, par value $.001; authorized shares 100,000,000; shares issued
     9,567,292 and 9,397,292 at December 31, 1998
      and 1997, respectively                                                           9,567               9,397
  Additional paid-in capital                                                       8,253,318           8,083,488
  Accumulated deficit                                                             (8,237,331)         (9,146,606)
                                                                                ------------        ------------
    Total shareholders' equity (deficit)                                              25,554          (1,053,721)
                                                                                ------------        ------------
                                                                                $  4,991,791        $  5,142,584
                                                                                ------------        ------------
                                                                                ------------        ------------






The accompanying notes are an integral part of these consolidated balance sheets.

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            YEARS ENDED DECEMBER 31,
                                                                 1998                1997                1996
                                                                 ----                ----                ----
Revenues                                                    $  10,947,463       $   9,019,156      $   6,660,210
Cost of Revenues                                                9,260,360           7,134,408          5,370,624
                                                            -------------       -------------      -------------

     Gross Profit                                               1,687,103           1,884,748          1,289,586


Operating expenses:
   Salaries and related benefits                                  904,685             700,220            390,403
   General and administrative                                   1,019,597           1,040,582          1,397,970
   Impairment loss on intangibles                                      --           1,024,337                 --
   Depreciation and amortization                                  226,992             215,338            133,877
                                                            -------------       -------------      -------------
     Loss from operations                                        (464,171)         (1,095,729)          (632,664)

Interest expense, net                                            (167,170)           (196,887)           (55,523)
                                                            -------------       -------------      -------------

     Loss before (benefit) for income taxes                      (631,341)         (1,292,616)          (688,187)
Income tax benefit                                               (473,000)            (62,736)                --
                                                            -------------       -------------      -------------
     Loss from continuing operations before discontinued
       operations and cumulative effect to change in
       accounting principle                                      (158,341)         (1,229,880)          (688,187)

Discontinued operations:
Income (loss) from operations of discontinued managed care
  and electrical supply division                               (2,129,943)         (8,240,438)         1,011,899
Gain on disposal of managed care and electrical
  supply division                                               4,138,013                 --                  --
                                                            -------------       -------------      -------------
Income (loss) from discontinued operations, net of
  taxes of $518,000 in 1998                                     2,008,070          (8,240,438)         1,011,899

Cumulative effect of change in accounting principle,
  net of tax benefit of $29,099                                  (940,454)                 --                 --
                                                            -------------       -------------      -------------
   Net income (loss)                                        $     909,275       $  (9,470,318)     $     323,712
                                                            -------------       -------------      -------------
                                                            -------------       -------------      -------------

Income (loss) per share - basic and diluted
   Loss from continuing operations                          $        (.01)      $        (.13)     $        (.07)
   Cumulative effect of change in accounting principle               (.10)                 --                --
   Net income (loss) from discontinued operations                     .21                (.90)               .11
                                                            -------------       -------------      -------------
   Net income (loss)                                        $         .10       $       (1.03)     $         .04
                                                            -------------       -------------      -------------
                                                            -------------       -------------      -------------

Weighted average number of common shares outstanding -          9,495,566           9,202,117          9,021,400
   basic and diluted                                        -------------       -------------      -------------
                                                            -------------       -------------      -------------




The accompanying notes are an integral part of these consolidated financial statements.

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31
                                                                       ----------------------------------------------------
                                                                       1998                 1997                 1996
                                                                       ----                 ----                 ----
Cash flows from operating activities:
   Net income (loss)                                               $     909,275         $(9,470,318)         $   323,712
   Adjustments to reconcile net income (loss) to
     net cash provided by (used in) continuing
     operating activities:
       (Income) loss from discontinued operations                     (2,008,070)          8,240,438           (1,011,899)
       Depreciation and amortization                                     226,992             215,338              133,877
       Deferred taxes                                                   (577,000)                 --                   --
       Minority interest                                                      --                  --             (338,077)
       Impairment loss from intangibles                                       --           1,024,337                   --
       Non-cash compensation expenses                                    170,000                  --                   --
       Cumulative effect of change in accounting principle               940,454                  --                   --
       (Increase) decrease in assets, net of acquisitions:
         Accounts receivable                                              44,695             (92,522)              (5,810)
         Due from related parties, net                                  (125,702)           (977,431)            (162,329)
         Inventories                                                       5,677                  --                   --
         Prepaid expenses and other current assets                        21,777              98,274              (65,222)
         Intangibles and other assets                                    (15,589)           (451,308)          (1,320,275)
       Increase (decrease) in liabilities, net of acquisitions:
         Accounts payable and other accrued expenses                     661,859           1,255,616              186,974
         Deferred revenues                                              (162,417)            (75,104)             806,476
                                                                   -------------       -------------          ------------

         Net cash provided by (used in) continuing operating
           activities                                                     91,951            (232,680)          (1,452,573)
                                                                   -------------       -------------          ------------
Cash flows from investing activities:
   Capital expenditures                                                 (134,872)           (170,764)             (37,887)
   Organizational costs                                                       --            (386,975)            (414,841)
   Cash acquired in acquisitions                                         174,255             731,667                   --
   Net proceeds from sale of discontinued operations                   6,590,000                  --                   --
                                                                   -------------       -------------          ------------

         Net cash provided by (used in) investing activities of
          continuing operations                                        6,629,383             173,928             (452,728)
                                                                   -------------       -------------          ------------

Cash flow from financing activities:
   Proceeds from loans payable to banks                                       --          13,882,098              800,000
   Repayments of loans payable to banks                               (2,827,812)        (10,025,277)            (250,000)
   Proceeds from payable to stockholders                                      --             136,597              374,596
   Capital contribution from GDS                                              --           4,511,512
   Contribution to capital of AMCD                                            --                  --              152,490
                                                                   -------------       -------------          ------------
         Net cash provided by (used in) financing activities of
           continuing operations                                      (2,827,812)          8,504,930            1,077,086
                                                                   -------------       -------------          ------------

Cash provided by (used in) discontinued operations                    (4,405,708)         (7,149,242)             952,529
                                                                   -------------       -------------          ------------
(Decrease) Increase in cash and cash equivalents                        (512,186)          1,296,936              124,314
Cash and cash equivalents, beginning of the year                       1,421,250             124,314                   --
                                                                   -------------       -------------          -----------

Cash and cash equivalents, end of the year                         $     909,064       $   1,421,250          $   124,314
                                                                   -------------       -------------          ------------
                                                                   -------------       -------------          ------------
Supplemental disclosure of cash flow information
   Cash paid for interest                                          $      27,263       $     115,166          $    48,748
   Cash paid for income taxes                                            325,384              69,914               33,291


The accompanying notes are an integral part of these consolidated financial statements

PART I - FINANCIAL INFORMATION

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                             THREE MONTHS ENDED       NINE MONTHS ENDED
                                                SEPTEMBER 30,            SEPTEMBER 30,
                                          ----------------------  ----------------------
                                              1999        1998        1999        1998
                                          ----------  ----------  ----------  ----------
Revenue                                   $    2,472  $    2,788  $    8,169  $    8,253
Cost of revenue                                2,057       2,384       6,463       7,030
                                          ----------  ----------  ----------  ----------

         Income from clinic operations           415         404       1,706       1,223

Operating expenses:
Salaries and benefits                            273         144         674         550
General and administrative                       252         242         673         759
Depreciation and amortization                    100         128         291         193
                                          ----------  ----------  ----------  ----------
     Total operating expenses                    625         514       1,638       1,502

Income (loss) from operations                   (210)       (110)         68        (279)
Interest income (expense),  net                   25         (31)         45        (128)
                                          ----------  ----------  ----------  ----------
Income (loss) before income tax provision       (185)       (141)        113        (407)
Income tax provision (credit)                   (179)         60         (40)        387
                                          ----------  ----------  ----------  ----------
Income (loss) from continuing operations
before discontinued operations                    (6)       (201)        153        (794)

Discontinued operations:
Income (loss) from operations of
 discontinued managed care
 and electrical supply division                 (180)         (1)        270      (1,983)
Gain on disposal of managed care
 and electrical supply division                   --         977          --       4,646
                                          ----------  ----------  ----------  ----------
Income from discontinued operations             (180)        976         270       2,663
Extraordinary income on write-off of
 accrued interest, net of taxes
 of $170,000                                     254          --         254          --
Cumulative effect of change in
 accounting principle                             --          --          --        (970)
                                          ----------  ----------  ----------  ----------
Net income                                $       68  $      775  $      677  $      899

Income per share - basic and diluted:

Income (loss) from continuing operations  $       --  $     (.02) $      .02  $     (.08)
Income from discontinued operations             (.02)        .10         .02         .28
Extraordinary income on write-off
  of accrued interest                            .03          --         .03
Cumulative effect of change in
 accounting principle                             --          --          --        (.10)
                                          ----------  ----------  ----------  ----------
Income per share                          $      .01  $      .08  $      .07  $      .10

Weighted average number of common
shares outstanding-basic and diluted       9,567,292   9,567,292   9,567,292   9,454,581



See accompanying notes to consolidated financial statements.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN THOUSANDS OF DOLLARS)



                                                SEPTEMBER 30, 1999     DECEMBER 31, 1998
                                                ------------------     -----------------
                         ASSETS

Current assets:
  Cash and cash equivalents                           $  610                $  909
  Accounts receivable, net of allowance
    for doubtful accounts of $91,000
    and $54,000 at September 30, 1999
    and December 31, 1998, respectively                  533                   471
  Inventories                                            105                   117
  Prepaid expenses and other current assets              493                   164
                                                      ------                ------

         Total current assets                          1,741                 1,661

Property and equipment, net                            1,293                   603
Deferred tax asset                                       549                   577
Intangible assets, net                                 2,225                 2,079
Other assets                                              77                    72
                                                      ------                ------

         TOTAL                                        $5,885                $4,992

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                    $  970                $  852
  Accrued expenses                                     1,328                 1,085
  Deferred revenue                                       843                   689
  Notes payable and accrued interest payable           1,117                 1,359
  Net liabilities of discontinued operations             506                   981
                                                      ------                ------

         Total current liabilities                     4,764                 4,966

Notes payable to shareholders and
   related parties                                       418                    --

Commitments and contingencies

Shareholders' equity:
  Common stock, par value $.001; authorized
     shares100,000,000; shares issued 9,567,292
     at September 30, 1999 and December 31, 1998          10                    10

Additional paid-in-capital                             8,253                 8,253
Accumulated deficit                                   (7,560)               (8,237)
                                                     -------               -------
       Total shareholders' equity                        703                    26
                                                     -------               -------

       TOTAL                                         $ 5,885               $ 4,992



See accompanying notes to consolidated financial statements.


                                       2.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES OF
   SHAREHOLDERS' EQUITY (DEFICIT)
(IN THOUSANDS OF DOLLARS)
(UNAUDITED)


                                                                                      Total
                               Number of    Common    Additional     Accumulated   Shareholders'
                                Shares      Stock   Paid-in Capital   (Deficit)   Equity (Deficit)

                               ---------   -------  ---------------  -----------  -----------------
Balance, December 31, 1997     9,397,292    $   9      $ 8,084        $(9,147)      $ (1,054)

Issuance of common stock         170,000        1          169             --            170

Net income                            --       --           --            899            899
                               ---------    -----      -------        -------       --------

Balance, September 30, 1998    9,567,292    $  10      $ 8,253        $(8,248)      $    15
                               =========    =====      =======        =======       =======


Balance, December 31, 1998     9,567,292    $  10      $ 8,253        $(8,237)      $    26

Net income                            --       --           --            677           677
                               ---------    -----      -------        -------       -------

Balance, September 30, 1999    9,567,292    $  10      $ 8,253        $(7,560)      $   703
                               =========    =====      =======        =======       =======



See accompanying notes to consolidated financial statements.


                                       3.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(IN THOUSANDS OF DOLLARS)
(UNAUDITED)


                                                              Nine Months Ended
                                                                September 30,
                                                           -----------------------
                                                             1999          1998
                                                           --------     ----------


Cash flows from operating activities:

Net income                                                 $ 677        $     899

Adjustments to reconcile net income
  to net cash used in
  continuing operating activities:

Depreciation and amortization                                291              193
Extraordinary income from write-off
  of accrued interest                                       (254)
Cumulative effect of change in accounting
  principle                                                   --              970
Noncash compensation                                          --              170
Decrease in due from affiliates                               --            1,140
Decrease in deferred tax asset                                28              --
Increase in intangibles and other assets                    (263)            (993)
(Decrease) increase in net liabilities
  of discontinued operations                                (475)             550
Other changes, net                                           (35)             (49)
                                                           ------           ------

Net cash (used in) provided by continuing operating
   activities                                               ( 31)           2,880

Capital expenditures                                        (868)            (523)

Financing activities:

  Proceeds from loans from shareholders and related
       parties                                                600            --
  Repayment of loan payables and others                        --          (2,689)
                                                            ------         -------

  (Decrease) in cash and cash equivalents                    (299)           (332)

  Cash and cash equivalents, beginning of year                909           1,421
                                                             -----          -----
  Cash and cash equivalents, end of the period               $610          $1,089
                                                             =====         ======



See accompanying notes to consolidated financial statements.

                                                        4.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION

The financial information for the three months and nine months ended September 30, 1999 and 1998 is unaudited. However, the information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in First Medical Group, Inc.'s ("the Company") December 31, 1998 Report on Form-10K.

The results of operations for the three month and nine month period ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

2.       NOTES PAYABLE TO SHAREHOLDERS AND RELATED PARTIES

Effective October 1, 1999, the Company entered into an agreement with certain shareholders and related parties to borrow $655,000. The agreement provides that the Company will repay these borrowings on a monthly basis over a 3 year period with 9% interest per annum. In exchange for providing these funds to the Company, the Company issued 1,637,500 of warrants that may be exercised at $.25 per share for one share of common stock of the Company.

                                       5.

3.       EARNINGS PER SHARE

Earnings per share is calculated by dividing net income by weighted average number of common shares for the period. Dilutive earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and other stock equivalents. For the periods presented, there were no common stock equivalents included in the calculation, since they would be anti-dilutive.

4.       SUPPLEMENTARY SCHEDULE


                                           1999              1998
                                               (in thousands)
                                              ---------------
  Cash paid during the nine months
  ended September 30, for:
  Interest                                  $  --             $  37
  Income taxes                                134               387




                                       6.

                                                                     Exhibit C

                                 MUTUAL RELEASE

         This Mutual Release (the "Mutual Release"), dated as of , 2000, is made by and between Dennis Sokol ("Sokol") and First Medical Group, Inc., a Delaware corporation ("FMG").

                                    RECITALS

           A. FMG and AMCMC Acquisition Corporation ("AMCMC") have entered into a certain Asset Purchase Agreement dated as of January 31, 2000 (the "Purchase Agreement"), pursuant to which AMCMC has agreed to purchase all of FMG's operating assets.

           B. In connection with the purchase of FMG's operating assets by AMCMC, Sokol will resign as Director and Officer of FMG.

           NOW, THEREFORE, for other good and valuable consideration, FMG and Sokol hereby agree as follows:

           1. RELEASE BY SOKOL. Except as expressly provided in paragraph 3 hereof, Sokol, on behalf of himself and his respective affiliates, representatives, successors and assigns, hereby waives, releases and forever discharges FMG, and its respective predecessors, affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors, receivers and assigns (collectively, the "FMG Releasees") of and from any and all manner of demands, claims, fees, causes of action, debts, suits, losses and liabilities, of any nature whatsoever (collectively, "Claims"), of which such parties are currently aware, and any Claims based upon, arising out of, or in connection with any acts or omissions of the FMG Releasees of which they are currently aware or any other facts or circumstances of which the parties are currently aware or should have been aware of as of the date of this Mutual Release, to the extent such

Claims would be reasonably anticipated to arise from such acts, omissions or facts, but regardless of whether the damage therefrom occurs before or after the execution of this Mutual Release. Except as expressly provided in paragraph 3 hereof, it is the intention of Sokol hereby fully, finally and forever to release each and all of the FMG Releasees from the claims released hereby.

           2. RELEASE BY FMG. Except as expressly provided in paragraph 3 hereof, FMG, on behalf of itself and its respective affiliates, subsidiaries, officers, directors, successors, and assigns, hereby waives, releases and forever discharges Sokol and his respective affiliates, agents, attorneys, representatives, successors and assigns (collectively the "Sokol Releasees") of and from any and all manner of Claims of which such parties currently are aware, and any Claims based upon, arising out of, or in connection with any acts or omissions of the Sokol Releasees of which they are currently aware or any other facts or circumstances of which the parties are currently aware or should have been aware of as of the date of this Mutual Release, to the extent such Claims would be reasonably anticipated to arise from such acts, omissions or facts, but regardless of whether the damage therefrom occurs before or after the execution of this Mutual Release. Except as expressly provided in paragraph 3 hereof, it is the intention of FMG hereby fully, finally and forever to release each and all of the Sokol Releasees from the claims released hereby.

           3. RELEASE LIMITATIONS. Nothing contained in paragraphs 1 and 2 hereof shall be deemed to constitute a waiver or release by FMG or Sokol, respectively, of (i) any rights to enforce the terms of, or to seek damages or other relief in connection with any misrepresentation, breach or default under, the Purchase Agreement or this Mutual Release, (ii) any Claim which is unknown as of the date hereof and which arises out of or in connection with any acts, omissions or any other facts or circumstances that are unknown as of the date hereof to the party having such Claim (or if known to such party would not as of the date hereof reasonably be anticipated as giving rise to a Claim), or (iii) any Claim arising at any time out of or based on adjudicated fraud, gross negligence or willful misconduct.

           4. NO ASSIGNMENT OF CLAIMS. Sokol represents and warrants to FMG, and FMG represents and warrants to Sokol, that he/it has not to his/its actual knowledge made any assignment or transfer of any right, claim or cause of action released or purported to be released by this Mutual Release, and Sokol, on the one hand, and FMG, on the other hand, hereby agree to indemnify and hold harmless the other from any liability, loss, cost or expense, including reasonable attorneys' fees, arising from or by reason of any breach of this representation and warranty.

           5. NO ADMISSION OF LIABILITY. It is mutually understood and agreed that this Mutual Release does not constitute and shall not be construed as an admission of liability or wrongdoing by any of the parties hereto.

           6. GOVERNING LAW. The substantive laws of the State of Delaware shall govern the validity, construction, enforcement, and interpretation of this Agreement.

           7. EFFECTIVE DATE; COUNTERPARTS. This Agreement may be executed in counterparts and is effective as of the date and year first set forth above.

           8. ENTIRE AGREEMENT. This Mutual Release embodies the entire understanding of the parties hereto relating to the subject hereof, and there are no further agreements or understandings, written or oral, in effect among the parties relating to the subject matter hereof.

           9. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such an invalid provision were omitted.

           10. CAPTIONS. The captions used herein are for convenience of reference only and do not constitute a part of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                 ---------------------------------
                                 Dennis Sokol

                                 FIRST MEDICAL GROUP, INC.


                                 By
                                    -------------------------------
                                    Elias M. Nemnom, Vice President



                                       3